Exhibit 5.1

Becker & Poliakoff, P.A.

45 Broadway, 17th Floor

New York, NY10006

July 13, 2026

Planet Green Holdings Corp.

130-30 31st Ave, Suite 512

Flushing, New York 11354

Re:	Registration Statement on Form S-3 (File No. 333-294386)

Ladies and Gentlemen:

We have acted as counsel to Planet Green Holdings Corp., a Nevada corporation (the “Company”), in connection with the offer and sale from time to time by the Company of shares of common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $8,922,860 (the “Shares”), pursuant to an ATM Sales Agreement, dated July 13, 2026 (the “Sales Agreement”), by and between the Company and Curvature Securities, LLC, as the sole sales agent. The Shares are being offered pursuant to the Registration Statement on Form S-3 (Registration No. 333-294386) as amended or supplemented (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus included therein and declared effective by the Commission on April 13, 2026 (the “Base Prospectus”), and the prospectus supplement dated July 13, 2026 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Prospectus, the Sales Agreement, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the accuracy and completeness of all documents submitted to us, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons, and we have not independently established the facts so relied on.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors prior to the date hereof, and that in the future the Company does not issue shares of Common Stock, or reduce the total number of shares of Common Stock that the Company is authorized to issue under its articles of incorporation, such that the number of authorized but unissued shares of Common Stock under the Company’s articles of incorporation is less than the number of unissued Shares that may be issued for such minimum price.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that, following (i) the authorization by the Company’s Board of Directors of the terms pursuant to which the Shares may be sold under the Sales Agreement, (ii) issuance of the Shares pursuant to placement instructions under the Sales Agreement, consistent with the terms authorized in the above-mentioned resolutions of the Board of Directors, and (iii) receipt by the Company of the proceeds for the Shares sold pursuant to such terms and such placement instructions, the Shares will have been duly authorized and reserved for issuance and, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Sales Agreement and a Placement Notice (as defined in the Sales Agreement), will be legally issued, fully paid and non-assessable.

We are members of the Bar of New York and do not express any opinion as to matters governed by any laws other than the internal laws of the State of New York, and the applicable federal laws of the United States, as each is in effect and in force as of the date of this opinion. However, for the limited purposes of our opinions set forth above, we are generally familiar with the General Company Law of the State of Nevada and have made such inquiries as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion is limited to Chapter 78 of the Nevada Revised Statutes and all applicable provisions of reported judicial decisions interpreting these laws. We express no other opinion concerning any matters respecting or affected by any laws other than laws that a lawyer in New York exercising customary professional diligence would reasonably recognize as being directly applicable to the transactions contemplated by the Sales Agreement.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated July 13, 2026, and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Becker & Poliakoff, P.A.

Becker & Poliakoff, P.A.